Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

The MainStay Funds:

We consent to the use of our report dated December 21, 2018, with respect to the financial statements and financial highlights of MainStay MacKay Infrastructure Bond Fund (formerly known as MainStay MacKay Government Fund), one of the funds that comprise The MainStay Funds, as of October 31, 2018, incorporated herein by reference, and to the reference to our firm under the heading "Financial Highlights" in the Prospectus and references to our firm on the cover of, and under the headings “Disclosure of Portfolio Holdings” and "Independent Registered Public Accounting Firm" in the Statement of Additional Information in this Registration Statement.

/s/ KPMG LLP

Philadelphia, Pennsylvania

August 21, 2019